Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Crown Castle International Corp.:

We consent to the use of our report dated February 15, 2011, with respect to the consolidated statements of operations and comprehensive income (loss), cash flows, and redeemable convertible preferred stock and equity of Crown Castle International Corp. and subsidiaries for the year ended December 31, 2010, and the related financial statement schedule for 2010, incorporated herein by reference.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

May 23, 2013